EXHIBIT 99.4

                                Offer to Exchange
                      11 3/8% Senior Secured Notes due 2003,
                        which have been registered under
                     the Securities Act of 1993, as amended,
                           for Any and All Outstanding
                      11 3/8% Senior Secured Notes due 2003
                                       of
                           Trans World Airlines, Inc.

To Our Clients:

     We are enclosing herewith a Prospectus, dated June 26, 1998, of Trans World Airlines, Inc. (the "Company"), a Delaware corporation, and a related Letter of Transmittal (which together constitute the "Exchange Offer") relating to the offer by the Company to exchange its 11 3/8% Senior Secured Notes due 2003 (the "Exchange Notes"), pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding 11 3/8% Senior Secured Notes due 2003 (the "Old Notes") upon the terms and subject to the conditions set forth in the Exchange Offer.

     Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on July 27, 1998, unless extended.

     The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.

     We are the holder of record and/or participant in the book-entry transfer facility of Old Notes held by us for your account. A tender of such Old Notes can be made only by us as the record holder and/or participant in the book-entry transfer facility and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Old Notes held by us for your account.

     We request instructions as to whether you wish to tender any or all of the Old Notes held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal.

     Pursuant to the Letter of Transmittal, each holder of Old Notes will represent to the Company that (i) the Exchange Notes acquired in the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is such holder, (ii) neither the holder of the Old Notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes, (iii) if the holder is not a broker-dealer or is a broker-dealer but will not receive Exchange Notes for its own account in exchange for Old Notes, neither the holder nor any such other person is engaged in or intends to participate in a distribution of the Exchange Notes and (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or if such holder is an "affiliate", that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. If the tendering holder is a broker-dealer (whether or not it is also an "affiliate") that will receive Exchange Notes for its own account in exchange for Old Notes, we will represent on behalf of such broker-dealer that the Old Notes to be exchanged for the Exchange Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledged on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes, the undersigned is not deemed to admit that it is an "underwriter" within the meaning of the Securities Act.


                                            Very truly yours,